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                                                                       EXHIBIT 5

                                  LETTERHEAD OF
                             GOLDSTEIN & DIGIOIA LLP
                              369 Lexington Avenue
                            New York, New York 10017
                           Telephone No. 212.599.3322
                           Facsimile No. 212.557.0295


                                                              November 15, 2001


TeamStaff, Inc.
300 Atrium Drive
Somerset, New Jersey  08873

        Re:      TeamStaff, Inc.
                 Registration Statement on Form S-8
                 Filed on November 15, 2001

Dear Sir/Madam:

        We have reviewed a Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), by TeamStaff, Inc., a New Jersey corporation (the "Company"), on November 15, 2001. The Registration Statement has been filed for the purpose of registering for offer and sale under the Act of an aggregate of (i) 1,714,285 shares of the Company's common stock, $.001 par value (the "Shares") issuable under the Company's 2000 Employee Stock Option Plan (the "Employee Plan"), which Shares are issuable upon the exercise of options (the "Employee Plan Options") granted under the Employee Plan and (ii) 500,000 Shares issuable under the Company's Non-Executive Director Stock Option Plan (the "Director Plan"), which shares are issuable upon the exercise of options granted under the Director Plan (the "Director Options").

        We have examined the Company's Certificate of Incorporation as amended, By-Laws and such documents, corporate records and questions of law as we have deemed necessary solely for the purpose of enabling us to render the opinions expressed herein. On the basis of such examination, we are of the opinion that:

        1. The Company is a corporation duly organized and validly existing and in good standing under the laws of New Jersey, with corporate power to conduct the business which it conducts as described in the Registration Statement.

        2. The Company has an authorized capitalization of 40,000,000 shares of Common Stock,
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TeamStaff, Inc.
November 15, 2001
Page 2

par value $.001 per share and 5,000,000 shares of Preferred Stock, par value $.10 per share.

        3. The Shares have been duly authorized and when issued in accordance with the Employee Plan Options or Director Options, sold and paid for as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

        4. The Employee Plan Options, when issued pursuant to the terms and conditions of the Employee Plan, as described in the Registration Statement, will constitute legal and binding obligations of the Company in accordance with their terms.

        5. The Director Options, when issued pursuant to the terms and conditions of the Director Plan, as described in the Registration Statement, will constitute legal and binding obligation s of the Company in accordance with their terms.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to reference to our firm under the caption "Legal Opinion" in the Prospectus forming a part of the Registration Statement.


                                                 Very truly yours,



                                                 GOLDSTEIN & DIGIOIA, LLP